Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-199745 and 333-214284 on Form S-8 and No. 333-221728 on Form S-3 of our reports dated May 13, 2021, relating to the financial statements of Boot Barn Holdings, Inc. and subsidiaries and the effectiveness of Boot Barn Holdings, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 27, 2021.

/s/ Deloitte & Touche LLP

Costa Mesa, California

May 13, 2021